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                                                                                           EXHIBIT 12

                                          LOCKHEED CORPORATION
                                       COMPUTATION OF RATIO OF
                                      EARNINGS TO FIXED CHARGES
                                     (In millions except ratios)


                                                       1993        1992       1991         1990        1989
                                                      ------      ------     ------       ------      ------

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAX
 AND CHANGE IN ACCOUNTING PRINCIPLE                   $  676      $  549     $  474       $  430      $  (40)

FIXED CHARGES
      Capitalized interest                                 0           1           1           1           1
      Interest expense                                   168         119         118         138          86
      Interest expense for finance subsidiary              1           1           1          12          18
      Interest portion of rental expense                  37          38          41          46          42
                                                      ------      ------      ------      ------      ------

TOTAL FIXED CHARGES                                   $  206      $  159      $  161      $  197      $  147
                                                      ======      ======      ======      ======      ======

TOTAL FIXED CHARGES EXCLUDING CAPITALIZED INTEREST    $  206      $  158      $  160      $  196      $  146
                                                      ======      ======      ======      ======      ======

EARNINGS PLUS FIXED CHARGES EXCLUDING CAPITALIZED
  EXPENSE                                             $  882      $  707      $  634      $  626      $  106
                                                      ======      ======      ======      ======      ======

RATIO OF EARNINGS TO FIXED CHARGES                       4.3         4.4         3.9         3.2          .7
                                                      ======      ======      ======      ======      ======
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